Exhibit 5.1

October 21, 2013

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4437

T 303.223.1100 F 303.223.1111

Board of Directors

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, CO 80027

Ladies and Gentlemen:

We are acting as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with the filing of a registration statement on Form S-4, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance by the Company of up to 11,000,000 shares (collectively, the “Shares”) of the Company’s Class A common stock, $0.001 par value per share, pursuant to the Agreement and Plan of Merger, dated August 8, 2013, by and among the Company, Real Goods Mercury, Inc. and Mercury Energy, Inc. (as amended from time to time, the “Merger Agreement”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company’s Articles of Incorporation and Bylaws, the resolutions of the Company’s Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that the Shares have been validly authorized, and, upon issuance of, delivery of and payment for the Shares in the manner contemplated by the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the matters set forth herein, and no other opinion should be implied beyond the matters expressly stated. We do not express any opinion herein on any laws other than the Colorado Business Corporation Act and applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rules or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP